Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Stryve Foods, Inc on Form S-1 of our report dated March 31, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Stryve Foods, Inc. as of December 31, 2020 and 2019 and for the years ended appearing in the Form 8-K filed on July 26, 2021, with the Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

January 18, 2022